Exhibit 10(c)

PARKER-HANNIFIN CORPORATION

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE

RETIREMENT BENEFITS PROGRAM

Adopted: 07/21/2008

Effective: 07/21/2008

WHEREAS, by instrument effective as of January 1, 1980, this supplemental executive retirement benefits program (the “Program”) was established for the benefit of certain employees of Parker-Hannifin Corporation and their beneficiaries; and

WHEREAS, the Program has been amended and restated from time to time; and

WHEREAS, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company desires to amend and restate the terms, provisions, and conditions of the Program;

NOW, THEREFORE, the Program is hereby amended and restated in its entirety as of July 21, 2008 and such other dates as specified herein to reflect the requirements of the American Jobs Creation Act (the “Act”) with respect to the terms and conditions applicable to amounts that are accrued and vested after December 31, 2004 and subject to Section 409A of the Code. All benefits accrued and vested under the Program prior to January 1, 2005 and any additional amounts that are not subject to Section 409A of the Code (the “Grandfathered Amounts”) shall continue to be subject solely to the terms of the separate Program as in effect on December 31, 2004. The Program will be administered in a manner consistent with the Act and Section 409A of the Code and any Regulations or other guidance thereunder and any provision in the Program that is inconsistent with Section 409A of the Code shall be void and without effect. Notwithstanding anything else in the Program to the contrary, nothing shall be read to preclude the Program from using any transition rules permitted under the Act, provided that no action will be permitted with respect to the Grandfathered Amounts that will subject such amounts to Section 409A of the Code.

1.	Definitions

Except as otherwise required by the context, the terms used in this Program shall have the meanings hereinafter set forth.

(a)	Actuarial Equivalent or Actuarially Equivalent: An amount that is the actuarial equivalent (within the meaning of Section 1.409A-2(b)(2)(ii) of the Regulations) of a value using the actuarial assumptions specified for the relevant purpose under the Consolidated Plan.

(b)	Actuarial Value: As defined in the PRP.

(c)	Affiliated Group: The Company and all entities with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining an Affiliated Group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2), and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

(d)	Beneficiary: The person or persons or entity designated as such in accordance with Article 8 of the Program.

(e)	Board: The Board of Directors of the Company.

(f)	Business Combination: A merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise.

(g)	Change in Control: The occurrence of one of the following events:

(1)	A change in ownership of the Company, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company. Notwithstanding the foregoing, if any one person or group is considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company or a change in the effective control of the Company (within the meaning of Section 1(g)(2) of this Program). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 50% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change in Control shall then occur.

(2)	A change in effective control of the Company, which occurs on either of the following dates:

(i)	The date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the Company. Notwithstanding the foregoing, if any one person or group is considered to own 30% or more of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the effective control of the Company or a change in ownership of the Company (within the meaning of Section 1(g)(1) of this Program). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 30% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change in Control shall then occur.

(ii)	The date that a majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the board prior to the date of such appointment or election.

(3)	A change in the ownership of a substantial portion of the Company’s assets, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets that have a total gross fair market value equal to or more than 65% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. The gross fair market value of assets shall be determined without regard to liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets shall not result in a change in ownership of a substantial portion of the Company’s assets if such transfer is to:

(i)	a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	an entity 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	a person or group (within the meaning of the Regulations under Section 409A of the Code) that owns, directly or indirectly, 50% or more of the total value or voting power of the stock of the Company; or

(iv)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a person or group described in Section 1(g)(3)(iii) of this Program.

Notwithstanding Sections 1(g)(1), 1(g)(2)(i) and 1(g)(3) above, the consummation of a Business Combination shall not be deemed a Change in Control if, immediately following such Business Combination: (a) more than 50% of the total voting power of the Surviving Corporation or, if applicable, the Parent Corporation of such Surviving Corporation, is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination); and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; (b) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation; and (c) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Company’s Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

Notwithstanding the foregoing, an acquisition of stock of the Company described in Section 1(g)(1) or 1(g)(2)(i) above shall not be deemed to be a Change in Control by virtue of any of the following situations: (a) an acquisition by the Company or any Subsidiary; (b) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (c) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; or (d) the acquisition of stock of the Company from the Company.

(h)	Change in Control Lump Sum Payment: The lump sum payment made upon a Change in Control as calculated under Section 4.03(b).

(i)

Change in Control Severance Agreement: The agreement between an Eligible Executive and the Company that provides for certain benefits if the Eligible Executive’s employment terminates following a Corporate Change Vesting Event;

provided, that in the case of a former Participant who is receiving benefits under the Program, Change in Control Severance Agreement shall mean the change in control severance agreement that was in effect between the Participant and the Company at the time of his or her retirement.

(j)	Code: The Internal Revenue Code of 1986, as amended, or any successor statute, and regulations and guidance issued thereunder.

(k)	Committee: The Human Resources and Compensation Committee of the Board.

(l)	Company: Parker-Hannifin Corporation, an Ohio corporation, its corporate successors, and the surviving corporation resulting from any merger of Parker-Hannifin Corporation with any other corporation or corporations.

(m)	Company Voting Securities: Securities of the Company eligible to vote for the election of the Board.

(n)	Consolidated Plan: The Parker-Hannifin Consolidated Pension Plan as it currently exists and as it may subsequently be amended.

(o)	Contingent Annuitant: In the event of a Participant’s election of an annuity (other than a single life annuity) under Section 4.02(c) or the Participant’s deemed election of an annuity under Section 6.02(a), the person designated by such Participant or deemed designated by such Participant as a contingent annuitant.

(p)	Corporate Change Vesting Event: The occurrence of one of the following events:

(1)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding Company Voting Securities; provided, however, that the event described in this paragraph shall not be deemed to be a Corporate Change Vesting Event by virtue of any of the following situations:

(i)	an acquisition by the Company or any Subsidiary;

(ii)	an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary;

(iii)	an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities;

(iv)	a Non-Control transaction (as defined in paragraph (3));

(v)	as pertains to a Participant, any acquisition by the Participant or any group of persons (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) including the Participant (or any entity in which the Participant or a group of persons including the Participant, directly or indirectly, holds a majority of the voting power of such entity’s outstanding voting interests); or

(vi)	the acquisition of Company Voting Securities from the Company, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (vi) does not constitute a Corporate Change Vesting Event under this paragraph (1);

(2)	individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (2), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(3)	the consummation of a Business Combination, unless:

(i)	immediately following such Business Combination:

(A)	more than 50% of the total voting power of the Surviving Corporation resulting from such Business Combination or, if applicable, the Parent Corporation of such Surviving Corporation, is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination;

(B)	no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and

(C)	at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”); or

(ii)	the Business Combination is effected by means of the acquisition of Company Voting Securities from the Company, and a majority of the Board approves a resolution providing expressly that such Business Combination does not constitute a Corporate Change Vesting Event under this paragraph (3); or

(4)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a Corporate Change Vesting Event shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Corporate Change Vesting Event would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Corporate Change Vesting Event shall then occur.

Notwithstanding anything in this Program to the contrary, if the Participant’s employment is terminated prior to a Corporate Change Vesting Event, and the Participant reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Corporate Change Vesting Event, then for all purposes of this Program, the date immediately prior to the date of such termination of employment shall be deemed to be the date of a Corporate Change Vesting Event for such Participant.

(q)	Disability: The condition whereby a Participant is:

(1)	unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(2)	by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Executive Long-Term Disability Plan or any other accident and health plan covering employees of the Company.

(r)	Executive Long-Term Disability Plan: Parker-Hannifin Corporation Executive Long-Term Disability Plan, as it may be amended from time to time.

(s)	Highest Average Three-Year Compensation: One-third of the aggregate amount of compensation paid to a Participant from the Affiliated Group during the three calendar years of the Participant’s employment which were the three highest years of annual compensation, including base salary, bonuses payable under the Company’s Return on Net Assets (RONA) Plan (except to the extent determined by the Committee to be extraordinary) and Target Incentive Bonus Program, any amounts which would otherwise be paid as compensation during a calendar year but which are deferred by a Participant pursuant to any qualified or nonqualified deferred compensation program sponsored by the Affiliated Group, and any amounts that would otherwise be paid as compensation during a calendar year but which are deferred under Section 125, 127, or 129 of the Code, but excluding:

(1)	any deferred compensation received during any such year but credited under the Program to the Participant for a prior year;

(2)	any income realized due to the exercise of stock options or stock appreciation rights;

(3)	any payments, in cash, deferred or otherwise, payable to the Participant under the Company’s Long-Term Incentive bonus program, under any extraordinary bonus arrangements, under any severance agreement (other than as may be required under Section 4.03(b)), or as an executive perquisite; and

(4)	such items as fringe benefits includible in income as compensation for federal tax purposes, moving and educational reimbursement expenses, overseas allowances received by the Participant from the Affiliated Group, and any other irregular payments.

(t)	Life Expectancy: The expected remaining lifetime (to the nearest integer) based on the Mortality Table and the age at the nearest birthday of the Participant or Recipient at the date the Lump Sum Payment or Change in Control Lump Sum Payment is made (unless otherwise specified herein). If a joint and contingent survivor annuity has been elected, then Life Expectancy shall reflect the joint Life Expectancy of the Participant or Recipient and Contingent Annuitant.

(u)	Lump Sum Payment: The Lump Sum Payment provided in Section 4.02 with the amount determined as set forth in Section 4.03(a).

(v)	Mortality Table: For Participants who entered the Program before July 1, 2006, eighty percent (80%) of the 1983 Group Annuity Mortality factor (male only); for Participants who entered the Program after June 30, 2006, the “applicable mortality table” prescribed under Section 417(e) of the Code for qualified plans.

(w)	Normal Retirement Date: As defined in the Consolidated Plan.

(x)	Parent Corporation: The ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of a Surviving Corporation.

(y)	Participant: An employee of the Company designated to participate in the Program pursuant to Article 2 who has timely submitted a Participation Agreement to the Company, while so employed; provided, however, that any employee of the Company who, as of the date of a Corporate Change Vesting Event, has entered into a Change in Control Severance Agreement with the Company shall automatically be a Participant in the Plan.

(z)	Participation Agreement: An employee’s written or electronic agreement to participate in the Program and, to the extent permitted under Section 409A of the Code, initial election of the form of payment of retirement benefits pursuant to Section 4.02(a).

(aa)	Profit Sharing Account Balance: As defined in the Consolidated Plan.

(bb)	Program: The Parker-Hannifin Corporation Amended and Restated Supplemental Executive Retirement Benefits Program set forth herein as it may subsequently be amended.

(cc)	PRP: The Parker-Hannifin Corporation Amended and Restated Pension Restoration Plan as it currently exists and as it may subsequently be amended.

(dd)	Qualified Plan Death Benefit: The death benefit payable to the surviving spouse under the Consolidated Plan (and/or any death benefit payable to a surviving spouse under any other defined benefit arrangement described in Sections 3.03(c), (d), or (h)), multiplied by a factor equal to 1 plus (0.025 multiplied by each year of Service less than 35 but equal to or greater than 15). Thus, the factor will range from 1.5 at 15 years of Service to 1 at 35 or more years of Service, as illustrated by the following examples:

Years of Service	Factor
35 or more	1.000
30	1.125
25	1.250
20	1.375
15	1.500

(ee)	Recipient: A retiree, Contingent Annuitant, or Beneficiary, who is currently receiving benefits or is entitled to receive benefits under the Program.

(ff)	Regulations: The regulations issued under Section 409A of the Code. Reference to any section of the Regulations shall be read to include any amendment or revision of such Regulation.

(gg)	RIA Balance: The total contributions to the Participant’s Retirement Income Account under the Savings Plan (or any successor thereto) and the Participant’s Nonqualified Retirement Income Account under the Parker-Hannifin Corporation Amended and Restated Savings Restoration Plan (or any successor thereto), plus hypothetical earnings/losses calculated as if the accounts had been invested from the time of the first contribution 60% in the securities represented in the Standard & Poor’s 500 Index (in the proportions represented therein) and 40% in the securities represented in the Lehman Brothers Intermediate Government/ Corporate Bond Fund Index (in the proportions represented therein).

(hh)	Savings Plan: The Parker Retirement Savings Plan as it currently exists and as it may subsequently be amended.

(ii)	Service: Employment as an employee by any member of the Affiliated Group, as well as employment by a corporation, trade or business, that is now part of the Affiliated Group at a time prior to its becoming part of the Affiliated Group, but in such case only if and to the extent that the Committee shall so direct at any time prior to retirement. For purposes of determining a Participant’s eligibility to receive a benefit hereunder, Service shall include any additional years credited to a Participant under Section 2.06.

(jj)	Specified Employee: A person designated from time to time as such by the Committee pursuant to Section 409A(a)(2)(B)(i) of the Code and the Company’s policy for determining specified employees.

(kk)	Specified Rate: The average of the daily closing On-The-Run Long Bond rates as displayed by the Bloomberg Professional Financial System at screen “GT 30 GVT” (or any successor screen), for the second full calendar month preceding the month in which a Participant’s Termination of Employment occurs; provided that while 30-Year Treasury Bonds are issued by the U.S. Treasury, the Specified Rate shall be the monthly average annual yield of 30-Year United States Treasury Bonds for constant maturities as published by the Federal Reserve Bank during the month in which a Participant’s Termination of Employment occurs and in effect on the first day of the month following such Participant’s Termination of Employment. Notwithstanding the foregoing, for purposes of calculating a Change in Control Lump Sum Payment, the Specified Rate shall be the interest rate for immediate annuities of the Pension Benefit Guaranty Corporation (PBGC) in effect on the date of the Change in Control as set forth in Appendix B to Part 2619 of 29 Code of Federal Regulations, or any other successor or similar rate.

(ll)	Subsidiary: Any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity.

(mm)	Surviving Corporation: The corporation resulting from a Business Combination.

(nn)	Termination of Employment: A Participant’s “separation from service” with the Affiliated Group, within the meaning of Section 1.409A-1(h) of the Regulations; provided, that in applying Section 1.409A-1(h)(ii) of the Regulations, a separation from service shall be deemed to occur if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform for the Affiliated Group after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Participant for the Affiliated Group (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services performed for the Affiliated Group if the Participant has been providing services to the Affiliated Group for less than 36 months). In the event of a disposition of assets by the Company to an unrelated person, the Company reserves the discretion to specify (in accordance with Section 1.409A-1(h)(4) of the Regulations) whether a Participant, who would otherwise experience a separation from service with the Affiliated Group as part of the disposition of assets, will be considered to experience a separation from service for purposes of Section 1.409A-1(h) of the Regulations.

2.	Participation

2.01 Participants. The Participants in the Program shall be:

(a)	such officers and other key executives of the Company as shall be designated as Participants from time to time by the Committee, and who have submitted to the Company, within 30 days after such designation, a Participation Agreement evidencing agreement to the terms of the Program, including, but not limited to, the non-competition provisions of Article 7; and

(b)	upon a Corporate Change Vesting Event, those individuals who have entered into a Change in Control Severance Agreement with the Company as of the date of such Corporate Change Vesting Event.

2.02 Designation of Participants. An individual may be designated a Participant by action of the Committee or in a written employment agreement approved by the Committee. Participation of each individual designated as a Participant shall be subject to the terms, conditions, and limitations set forth in the Program and to such other terms, conditions and limitations as the Committee may, in its discretion, impose upon the participation of any such individual at the time the individual is designated a Participant in the Program.

2.03 Continuation of Participation. Subject only to the provisions of Section 2.04 and Article 7, an individual designated as a Participant shall continue to be a Participant for the purpose of eligibility to receive the supplemental retirement benefits provided by the Program and his or her participation in the Program shall not be terminated; provided, however, that a Participant who terminates employment at a time when he or she is not eligible for a benefit under Article 3 shall cease to be a Participant in the Program.

2.04 Effect of Voluntary Termination of Employment. To be eligible for supplemental retirement benefits under the Program a Participant shall not voluntarily Terminate Employment with the Company without the consent of the Committee for a period, not exceeding 60 calendar months, set by the Committee at the time he is designated a Participant. If a Participant voluntarily Terminates his or her Employment within such period, his or her participation in the Program shall terminate, he or she shall cease to be a Participant and (subject to Section 3.02) shall forfeit all benefits under the Program. Notwithstanding the foregoing, for purposes of this Section 2.04, in no event shall an exercise by a Participant of his or her right to Terminate his or her Employment for “Good Reason” (as defined under any Change in Control Severance Agreement between the Participant and the Company) following a Corporate Change Vesting Event be deemed to be a voluntary Termination of Employment with the Company.

2.05 13-Month Service Requirement. Notwithstanding any other provision of this Program and commencing with employees designated as Participants on and after January 1, 2009, a Participant shall not be eligible for supplemental retirement benefits under the Program unless the Participant remains employed by the Affiliated Group until the date that is 13 months after the date upon which he is designated as a Participant; provided, however, that the 13-month service requirement of this Section 2.05 shall be deemed to be satisfied upon the earlier of the Participant’s death, Disability, or the occurrence of a Change in Control.

2.06 Additional Age and Service Credit and Compensation Amount. Notwithstanding any other provision of this Program, for purposes of determining the amount of any benefits payable under Sections 3.03, 3.04, 4.02(e), 4.03, 4.04, 5.01 and 6.02 of this Program to any Participant who has entered into a Change in Control Severance Agreement with the Company, upon the date of a Corporate Change Vesting Event,

(a)	such Participant (but not a Recipient) shall be treated as having been employed, for purposes of determining age and service under this Program, for the lesser of:

(1)	the duration of the “Termination Period”, if any, under the Participant’s Change in Control Severance Agreement; or

(2)	the period of time remaining until Normal Retirement Date; and

(b)	such Participant’s Highest Average Three-Year Compensation shall be the greater of:

(1)	the amount that would otherwise be taken into account in determining the Participant’s benefit under the Program; or

(2)	the lump sum severance payment that would be made under Section 2(a)(ii) of the Participant’s (but not the Recipient’s) Change in Control Severance Agreement (as if he had been terminated immediately following the Corporate Change Vesting Event) divided by the multiple used under such section of the Change in Control Severance Agreement to determine severance pay.

3.	Supplemental Retirement Benefits

3.01 Eligibility At or After Normal Retirement Date. Any provision of Section 2.04 to the contrary notwithstanding, provided that the 13-month service requirement of Section 2.05 is satisfied, any Participant with at least 120 calendar months of Service who Terminates his or her Employment with the Affiliated Group on or after his or her Normal Retirement Date shall be eligible for a monthly supplemental retirement benefit computed as set forth in Section 3.03.

3.02 Eligibility Prior to Normal Retirement Date. Provided that the 13-month service requirement of Section 2.05 is satisfied, any Participant with at least 120 calendar months of Service:

(a)	who Terminates his or her Employment with the Affiliated Group with the consent of the Committee after attainment of age 55; or

(b)	who is employed at the time of a Corporate Change Vesting Event; or

(c)	whose Employment with the Affiliated Group is Terminated by the Company for reasons other than for cause (as determined solely by the Committee) after attainment of age 55 but prior to the expiration of the requisite period of employment established by the Committee with respect to the Participant pursuant to Section 2.04; or

(d)	who Terminates the Participant’s Employment with the Affiliated Group prior to his or her Normal Retirement Date due to Disability or with entitlement to any benefits under the Executive Long-Term Disability Plan; or

(e)	who Terminates his or her Employment with the Affiliated Group after attainment of age 60 (and after completion of the requisite period of employment established by the Committee with respect to him or her pursuant to Section 2.04) but prior to his or her Normal Retirement Date; shall be eligible for a monthly supplemental retirement benefit as set forth in Section 3.04.

3.03 Amount of Normal Retirement Supplemental Benefit. The monthly supplemental retirement benefit payable to an eligible Participant at Normal Retirement Date shall be an amount equal to 1/12th of 55% of the Participant’s Highest Average Three-Year Compensation, reduced by all of the following that are applicable:

(a)	in the case of a Participant who does not have at least 15 years of Service at the time of his or her retirement, .3055 percent for each calendar month the Participant’s Service is less than 15 years;

(b)	the monthly single life Actuarial Equivalent of any benefit to which the Participant is entitled under the Consolidated Plan, including the single life monthly equivalent attributable to the Participant’s Profit-Sharing Account Balance, determined as if the Profit-Sharing Account Balance had remained in the Consolidated Plan until retirement, whether or not such Profit-Sharing Account Balance has been transferred to the Savings Plan;

(c)	the monthly single life Actuarial Equivalent of any benefit to which the Participant is entitled under any other tax-qualified or other tax-favored defined benefit plan of the Company and which is attributable to contributions of the Company, unless benefit service for employment on which such benefit is based is credited to the Participant under the Consolidated Plan;

(d)	the monthly single life Actuarial Equivalent of any benefit to which the Participant is entitled under the PRP;

(e)	the monthly single life Actuarial Equivalent of any benefit attributable to the Participant’s RIA Balance;

(f)	the monthly single life Actuarial Equivalent of any benefit attributable to any non-US defined benefit or defined contribution program where the program is the primary retirement program of the Participant and where the benefit is attributable solely to contributions of the Company and its Subsidiaries;

(g)

50 percent of the monthly primary Social Security benefit, or 100 percent of the portion of any other state-provided retirement benefits which is attributable to contributions by the Company and its Subsidiaries, to which the Participant is entitled or would be entitled as of the earliest date following the Participant’s Termination of Employment for which Social Security benefits or other state-provided retirement benefits would be payable (whether or not Social Security benefits or other state-provided retirement benefits are actually paid to the Participant at such time), with such reduction to begin at the earliest date after retirement for which Social Security benefits or other state-provided retirement benefits would be payable to the Participant;

(h)	the monthly single life Actuarial Equivalent of any benefit which the Participant is entitled to receive from any previous employer, provided that a contract between the Participant and the Company grants the Participant service for service with the previous employer and the contract states the amount to be offset; and

(i)	the excess, if any, of:

(1)	the sum of:

(i)	the monthly benefit determined after application of the foregoing provisions of this Section 3.03; and

(ii)	the monthly long-term disability benefits to which the Participant is entitled under the Executive Disability Plan, over

(2)	an amount equal to 1/12th of 66 2/3% of the Participant’s compensation (as defined in the Executive Disability Plan).

Notwithstanding the foregoing provisions of this Section 3.03, if the Participant’s PRP monthly benefit will commence to be paid 5 years later than the Participant’s monthly supplemental retirement benefit under this Program in accordance with Section 3.3(b)(iii) of the PRP, then the amount of the Participant’s monthly supplemental retirement benefit shall be the monthly single life actuarial equivalent (determined using the assumptions specified in this Program) of the excess of:

(a)	the present value (using the Specified Rate and Mortality Table in effect on the first day of the month following the Participant’s Termination of Employment) of the amount of the monthly benefit determined under the foregoing provisions of this Section 3.03, disregarding Section 3.03(d), over

(b)	the Actuarial Value of the monthly benefit described in Section 3.03(d), discounted (using the Specified Rate in effect on the first day of the month following the Participant’s Termination of Employment) from the scheduled date of commencement of payment of the PRP benefit to the scheduled date of commencement of the monthly supplemental retirement benefit.

3.04 Amount of Early Retirement Supplemental Benefit. The monthly supplemental retirement benefit payable to a Participant who retires prior to Normal Retirement Date shall be an amount equal to 1/12th of 55 percent of the Highest Average Three-Year Compensation, reduced by all of the following that are applicable:

(a)	in the case of a Participant who does not have at least 15 years of Service at the time of his or her retirement, .3055 percent for each month that his or her Service is less than 15 years;

(b)	after applying Section 3.04(a) if applicable, .1515 percent for each of the first 60 months by which commencement of the benefit precedes Normal Retirement Date, and by ..3030 percent for each additional month by which commencement of the benefit precedes Normal Retirement Date; provided, however, that if the Participant has at least 30 years of Service, and entitlement to payment is a result of a Change in Control, the .1515 shall be reduced to .07575, and the .3030 shall be reduced to .1515;

(c)	any amounts described in Sections 3.03(b)-(h); and

(d)	the excess, if any, of:

(1)	the sum of:

(i)	the monthly benefit determined after application of the foregoing provisions of this Section 3.04; and

(ii)	the monthly long-term and short-term disability benefits to which the Participant is entitled under the Executive Disability Plan, over

(2)	an amount equal to 1/12th of 66 2/3% of the Participant’s compensation (as defined in the Executive Disability Plan).

Notwithstanding the foregoing provisions of this Section 3.04, if the Participant’s PRP monthly benefit will commence to be paid 5 years later than the Participant’s monthly supplemental retirement benefit under this Program in accordance with Section 3.3(b)(iii) of the PRP, then the amount of the Participant’s monthly supplemental retirement benefit shall be the monthly single life actuarial equivalent (determined using the assumptions specified in this Program) of the excess of:

(a)	the present value (using the Specified Rate and Mortality Table in effect on the first day of the month following the Participant’s Termination of Employment) of the amount of the monthly benefit determined under the foregoing provisions of this Section 3.04, disregarding Section 3.03(d), over

(b)	the Actuarial Value of the monthly benefit described in Section 3.03(d), discounted (using the Specified Rate in effect on the first day of the month following the Participant’s Termination of Employment) from the scheduled date of commencement of payment of the PRP benefit to the scheduled date of commencement of the monthly supplemental retirement benefit.

3.05 Gross-Up Payment. Anything in this Program notwithstanding, in the event it shall be determined that any payment, distribution or acceleration of vesting of any benefit hereunder would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax, then the Participant shall be entitled to receive an additional payment calculated as set forth in the Change in Control Severance Agreement with respect to such benefit hereunder; provided, however, that there shall be no duplication of such additional payment under this Program and the Change in Control Severance Agreement, and provided further that any such payment shall be made by the end of the calendar year after the Participant pays the excise tax (and interest or penalties incurred), or as otherwise required by Section 409A of the Code.

4.	Payment of Benefits

4.01 Commencement of Benefits. Subject to Sections 4.02 (a) through (f), supplemental retirement benefits shall be paid or commence to be paid to an eligible Participant as of the first day of the month following Termination of Employment and if applicable terminating with the month in which the death of such Participant occurs; provided, however, that supplemental retirement benefits shall be paid or commence to be paid to a Specified Employee on the first day of the seventh month following the Participant’s Termination of Employment with the present value of a Lump Sum Payment referred to in Section 4.02(a) determined based on the Participant’s age on the first day of the seventh month following the Participant’s Termination of Employment and the actuarial assumptions in effect on the first day of the month following the Participant’s Termination of Employment and in the case of payments made in the form of an annuity shall include any payments that would have been made between the Participant’s Termination of Employment and the actual commencement of payment if the Participant had not been a Specified Employee. Notwithstanding the foregoing, to the extent required by Section 4.02(b), payment of a Participant’s supplemental retirement benefit shall commence or be made on the date that is five years from the date payment would otherwise commence or be made under this Section 4.01.

4.02 Payments Under Certain Situations.

(a)	Initial Election of Payment Form. To the extent permitted by Section 1.409A-2(a)(5) of the Regulations, within 30 days of the time an individual is designated as a Participant under this Program, he may elect, on his or her initial Participation Agreement, to receive payment of his or her supplemental retirement benefit under this Program in the form of a single Lump Sum Payment, or in the form of a single life annuity. In the event that a Participant fails to make a valid election, the Participant’s supplemental retirement benefit under this Program shall be paid in the form of a single life annuity.

(b)	One-Time Change by Participant. In addition to any election pursuant to Section 4.02(c) or 4.02(d), a Participant shall be allowed a one-time election to change the form of payment of his or her supplemental retirement benefit; provided, however, that:

(1)	any such election shall not be effective for at least 12 months following the date made; and

(2)	as a result of any such election, payment shall be delayed for 5 years from the date the payment was scheduled to commence or to be made (taking into account any delay in payment or commencement of payment under Section 4.01 on account of a Participant’s status as a Specified Employee).

(c)	Changes Between Actuarially Equivalent Forms of Annuity. A Participant may elect at any time prior to Termination of Employment to convert his or her supplemental retirement benefit payable as an annuity to any of the Actuarially Equivalent forms of annuity offered under the Consolidated Plan.

(d)	Transitional Rule. Notwithstanding any other elections under this Program and only to the extent permitted by the Company and transitional rules issued under Section 409A of the Code, through such date as specified by the Committee pursuant to transitional guidance issued under Section 409A of the Code, a Participant may make one or more elections as to time and form of payment of his or her supplemental retirement benefit under this Program, provided that:

(1)	any such election(s) made during 2006 shall be available only for amounts that are payable after the 2006 calendar year and cannot accelerate any payment into the 2006 calendar year;

(2)	any such election(s) made during 2007 shall be available only for amounts that are payable after the 2007 calendar year and cannot accelerate any payment into the 2007 calendar year; and

(3)	any such election(s) made during 2008 shall be available only for amounts that are payable after the 2008 calendar year and cannot accelerate any payment into the 2008 calendar year. Any election(s) must be made by the date specified by the Committee consistent with guidance pursuant to Section 409A of the Code.

(e)	Payment Upon a Change in Control. 30 days after a Change in Control, in lieu of any other payments due with respect to benefits earned under the Program to the date of the Change in Control, each Participant and each Recipient shall receive a Change in Control Lump Sum Payment, as calculated under Section 4.03(b).

(f)	Special Rule Applicable to Specified Employees. If a Specified Employee dies after Termination of Employment but prior to commencement of benefits, the Specified Employee’s Beneficiary shall receive a payment as of the first of the month following the Specified Employee’s date of death equal to the aggregate of the monthly payments that would have been made to the Specified Employee in accordance with Section 4.01 but substituting the Specified Employee’s date of death for the actual commencement of payment; provided however that if the Specified Employee’s supplemental retirement benefit is payable in the form of a lump sum, such amount shall be calculated in accordance with Section 4.03 but substituting the Specified Employee’s date of death for the first day of the seventh month following the Participant’s Termination of Employment. Any additional amounts payable to the Specified Employee’s Beneficiary shall be determined as of the Specified Employee’s date of death in accordance with the form of payment applicable to the Specified Employee as of the Specified Employee’s Termination of Employment.

4.03 Determination of the Lump Sum Payment.

(a)	If the Participant is a Specified Employee immediately prior to Termination of Employment, the Lump Sum Payment referred to in Section 4.02(a) shall be equal to the sum of:

(1)	the aggregate monthly benefits the Participant would have received under the Single Life Annuity form of payment prior to the first day of the seventh month following the Participant’s Termination of Employment if the Participant were not a Specified Employee; plus

(2)	the excess of:

(i)	the present value (using the Specified Rate and Mortality Table in effect on the first day of the month following the Participant’s Termination of Employment), determined as of the first day of the seventh month following the Participant’s Termination of Employment, of the monthly benefit determined under Section 3.03 or 3.04, as applicable, disregarding Section 3.03(d) and the monthly “add-on” benefit as set forth on Addendum XV of the Consolidated Plan (if applicable) included in Section 3.03(b), over

(ii)	the sum of:

(A)	the present value (as defined in the Consolidated Plan) of the “add-on” benefit set forth on Addendum XV of the Consolidated Plan if applicable) included in Section 3.03(b), plus

(B)	the Actuarial Value of the monthly benefit described in Section 3.03(d), provided that if the Participant’s PRP benefit will be paid 5 years later than the Participant’s SERP benefit in accordance with Section 3.3(b)(iii) of the PRP, the amount referred to in (B) above shall equal the lump sum Actuarial Value of the monthly benefit described in Section 3.03(d), discounted (using the Specified Rate in effect on the first day of the month following the Participant’s Termination of Employment) from the scheduled date of payment of such benefit to the scheduled date of payment of the SERP Lump Sum Payment.

If the Participant is not a Specified Employee immediately prior to Termination of Employment, the Lump Sum Payment referred to in Section 4.02(a) shall be equal to the excess of: (1) the present value (using the Specified Rate and Mortality Table in effect on the first day of the month following the Participant’s Termination of Employment) of the monthly benefit determined under Section 3.03 or 3.04, as applicable, disregarding Section 3.03(d) and the monthly “add-on” benefit as set forth on Addendum XV of the Consolidated Plan (if applicable) included in Section 3.03(b), over (2) the sum of (i) the present value (as defined in the Consolidated Plan) of the “add-on” benefit as set forth in Addendum XV of the Consolidated Plan (if applicable) included in Section 3.03(b) plus (ii) the Actuarial Value of the monthly benefit described in Section 3.03(d), provided that if the Participant’s PRP benefit will be paid 5 years later than the Participant’s SERP benefit in accordance with Section 3.3(b)(iii) of the PRP, the amount referred to in (ii) above shall equal the lump sum Actuarial Value of the monthly benefit described in Section 3.03(d), discounted (using the Specified Rate in effect on the first day of the month following the Participant’s Termination of Employment) from the scheduled date of payment of such benefit to the scheduled date of payment of the SERP Lump Sum Payment.

For purposes of this Section 4.03(a), present value for a Participant who entered the Program before July 1, 2006 shall be determined assuming that the Participant lives the number of years equal to his or her Life Expectancy on the date of his or her Termination of Employment (or, in the case of a Specified Employee, on the first day of the seventh month following the Participant’s Termination of Employment). For purposes of this Section 4.03(a), Actuarial Value shall be determined as provided under the PRP.

(b)	The Change in Control Lump Sum Payment referred to in Section 4.02(e) shall be equal to the amount determined under Section 4.03(a) using the following assumptions:

(1)	present value is determined using the Specified Rate and Mortality Table;

(2)	for purposes of determining present value for a Participant who entered the Program before July 1, 2006, the Participant (or, if applicable, Recipient) lives the number of years equal to his or her Life Expectancy (calculated as of the date which includes any additional Service credited hereunder);

(3)	Actuarial Value shall be determined as provided under the PRP; and

(4)	with respect to any benefit to be deducted as an offset as described in Section 3.03(b) through (i), the Participant terminated employment with the Company on the date of the Change in Control and began to receive such benefits at the earliest date thereafter permitted under the applicable plan, agreement or statute.

4.04 Certain Matters Following a Lump Sum Payment.

(a)	A Participant who has received a Change in Control Lump Sum Payment pursuant to Section 4.02(e) shall thereafter:

(1)	while in the employ of the Company, continue to accrue benefits under the Program; and

(2)	be eligible for further benefits under Section 4.01 or 4.02. The amount of such benefit shall be determined by:

(i)	calculating the benefit that would be payable to the Participant if there had been no previous Change in Control Lump Sum Payment;

(ii)	determining the present lump sum value of such benefit, using the Specified Rate and the Mortality Table and, for a Participant who entered the Program before July 1, 2006, assuming the Participant lives the number of years equal to his or her Life Expectancy on the date of the Participant’s Termination of Employment;

(iii)	determining the present lump sum value of the Change in Control Lump Sum Payment, assuming the Change in Control Lump Sum Payment had earned interest at the average Specified Rate in effect from the time of payment of the Change in Control Lump Sum Payment until the date of Termination of Employment;

(iv)	reducing the amount determined in (ii) by the amount determined in (iii); and

(v)	if applicable, converting the amount determined in (iv) to an Actuarially Equivalent single life only form of payment.

5.	Disability Benefits

5.01 Amount. If a Participant suffers a Disability, the Company shall pay the supplemental retirement benefit described in Section 3.02 to the Participant; provided, however, that the provisions of Article 4 regarding payment to a Specified Employee and the 5-year delay of payments following certain elections shall be disregarded for purposes of the payment of benefits pursuant to this Article 5.

5.02 Form of Disability Benefits. A Participant’s disability benefit pursuant to this Article 5 shall be paid in the form of a single life annuity; provided, however, that if the Participant is married to a person who has been the Participant’s spouse for at least one year immediately prior to the date of the Participant’s Disability, the Participant’s disability benefit shall be paid in the form of a joint and 100% survivor annuity.

5.03 Time of Payment of Disability Benefits. Payment of a Participant’s disability benefit shall commence as of the first of the month following the Participant’s Disability.

6.	Death Benefits

6.01 Eligibility. If a Participant dies after completing 120 calendar months of Service (without regard to the requirements of Section 2.04) but prior to the Participant’s Termination of Employment, his or her Beneficiary shall be eligible for a benefit under this Article 6.

6.02 Benefit Amount.

(a)	The amount of the benefit payable under this Article 6 to a deceased Participant’s Beneficiary shall be equal to the present value (using the Specified Rate and Mortality Table in effect on the first day of the month following the Participant’s death) of the total monthly payments the Beneficiary would have received had the Participant retired on the day before his or her death after having effectively elected to receive payment in the form of a Joint and 100% Survivor Annuity under the Program, with his or her Beneficiary as Contingent Annuitant under such option; provided, that:

(1)	in lieu of the offset for the Participant’s primary Social Security benefit under Section 3.03(g), the benefit to the Beneficiary shall be offset by 50% of the primary or survivor Social Security benefit to which the Beneficiary is entitled at the earliest date as of which such payments become payable; and

(2)	in lieu of the offset for the Consolidated Plan benefit set forth in Section 3.03(b) (and/or any other retirement benefit under any defined benefit arrangement described in Sections 3.03(c), (d), or (h)), the benefit to the Beneficiary shall be offset by the Qualified Plan Death Benefit. For purposes of this Section 6.02(a), present value for the Beneficiary of a deceased Participant who entered the Program before July 1, 2006 shall be determined assuming that the Beneficiary lives the number of years equal to his or her Life Expectancy on the date of death of the Participant.

(b)	If the estate is the death beneficiary as a result of the Participant not having a Beneficiary, the Participant’s estate shall receive a lump sum payment equal to the present value (using the Specified Rate and Mortality Table in effect on the first day of the month following the Participant’s death) of the total monthly payments that would have been paid to the Participant assuming the Participant had not died but rather:

(1)	retired on the day before the date of his or her death (or the first day of the month following the time he would have reached age 55, if later);

(2)	elected a 10-Year Certain Annuity; and

(3)	received 120 monthly payments. For purposes of this Section 6.02(b), present value for the estate of a deceased Participant who entered the Program before July 1, 2006 shall be determined assuming that the Participant had lived the number of years equal to his or her Life Expectancy on the date of his or her death.

(c)	If the Participant dies before reaching the age that is ten years prior to the Participant’s Normal Retirement Date, then the monthly payments used to determine the death benefit under Section 6.02(a) or Section 6.02(b), as applicable, shall be further reduced by .3030 for each month that the Participant’s death preceded his or her Normal Retirement Date.

6.03 Benefit Payments. The benefit under this Article 6 shall be paid to the deceased Participant’s Beneficiary, or, if no such Beneficiary, to the Participant’s estate, in a single lump sum payment as of the first of the month following the date of the Participant’s death, and the provisions of Article 4 regarding payment to a Specified Employee and the 5-year delay of payments following certain elections shall be disregarded for purposes of the payment of benefits pursuant to this Article 6.

7.	Non-Competition

7.01 Condition of Payment. Payment of supplemental retirement benefits under the Program shall be subject to the condition that the Participant or retiree-Recipient shall not have engaged in competition (as defined in Section 7.02) with the Company at any time prior to the date of such payment; provided, however, that this Section 7.01 shall not apply to a Participant following his or her Termination of Employment if such Termination of Employment occurs after the date of a Corporate Change Vesting Event that occurs at the time the Participant is actively employed by the Affiliated Group.

7.02 Competition. Competition for purposes of the Program shall mean assuming an ownership position or a consulting, management, employee or director position with a business engaged in the manufacture, processing, purchase or distribution of products of the type manufactured, processed or distributed by the Affiliated Group; provided, however, that in no event shall ownership of less than two percent of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons in itself be deemed Competition; and provided further, that all of the following shall have taken place:

(a)	the Secretary of the Company shall have given written notice to the Participant or retiree-Recipient that, in the opinion of the Committee, the Participant or retiree-Recipient is engaged in Competition within the meaning of the foregoing provisions of this Section 7.02, specifying the details;

(b)	the Participant or retiree-Recipient shall have been given a reasonable opportunity, upon receipt of such notice, to appear before and to be heard by the Committee with respect to his or her views regarding the Committee’s opinion that the Participant or retiree-Recipient engaged in Competition;

(c)	following any hearing pursuant to Section 7.02(b), the Secretary of the Company shall have given written notice to the Participant or retiree-Recipient that the Committee determined that the Participant or retiree-Recipient is engaged in Competition; and

(d)	the Participant or retiree-Recipient shall neither have ceased to engage in such Competition within thirty days from his or her receipt of notice of such determination nor diligently taken all reasonable steps to that end during such thirty-day period and thereafter.

8.	Beneficiary Designation

The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing to the Committee during the Participant’s lifetime on a form prescribed by the Committee.

The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary. The spouse of a married Participant shall consent to any designation of a Beneficiary other than the spouse, and the spouse’s consent shall be witnessed by a notary public.

If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the estate of the last to die of the Participant and the Beneficiaries.

9.	General Provisions

9.01 Claims Procedure. The Company shall notify a Participant in writing, within ninety (90) days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Program. If the Company determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth:

(a)	the specific reasons for such denial;

(b)	a specific reference to the provisions of the Program on which the denial is based;

(c)	a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and

(d)	an explanation of the Program’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

9.02 Review Procedure. If a Participant is determined by the Company not to be eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. The petition shall state the specific reasons which the Participant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Participant (and counsel, if any) an opportunity to present his or her position to the Company in writing, and the Participant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Participant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Participant and the specific provisions of the Program on which the decision is based. If the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Participant. In the event of the death of the Participant, the same procedures shall apply to the Participant’s Beneficiary.

9.03 ERISA Plan. The Program is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

9.04 Trust. The Company shall be responsible for the payment of all benefits under the Program. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Program. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to a Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Program.

9.05 Rights of Participants. Except as expressly provided in any grantor trust agreement established by the Company:

(a)	no Participant or Recipient shall have any right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Program;

(b)	nothing contained in the Program shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Recipient or any other person;

(c)	to the extent that any person acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of an unsecured general creditor of the Company; and

(d)	all payments to be made under the Program shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of amounts payable under the Program.

9.06 Administration. The Committee shall be responsible for the general administration of the Program and for carrying out the provisions thereof. Any act authorized, permitted or required to be taken by the Company under the Program may be taken by action of the Committee. Subject to the provisions of Section 9.01 relating to denial of claims and claims review procedure, any action taken by the Committee which is authorized, permitted or required under the Program shall be final and binding upon the Company, all persons who have or who claim an interest under the Program, and all third parties dealing with the Company.

9.07 Program Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person to continue his or her employment with the Company, and nothing herein contained shall be construed as a commitment on the part of the Company to continue the employment or the rate of compensation of any such person for any period, and all employees of the Company shall remain subject to discharge to the same extent as if the Program had never been put into effect.

9.08 Non-Alienation of Retirement Rights or Benefits. No right or benefit under the Program shall at any time be subject in any manner to alienation or encumbrances. If any person shall attempt to, or shall, alienate or in any way encumber his or her rights or benefits under the Program, or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him or her, his or her interest in all such benefits shall automatically terminate and the same, at the discretion of the Company, shall be held or applied to or for the benefit of such person, his or her spouse, children, or other dependents as the Company may select.

9.09 Payment of Benefits to Others. If any person to whom a retirement benefit is payable is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Company to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 9.09 shall be a complete discharge of any liability of the Program with respect to the retirement benefit so paid.

9.10 Notices. All notices provided for by the Program shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:	Attention: Secretary
Parker-Hannifin Corporation
6035 Parkland Blvd.
Cleveland, Ohio 44124-4141

To the Participant:	address of residence

Any such notice delivered in person shall be deemed to have been received on the date of delivery.

9.11 Amendment, Modification, Termination. The Program may at any time be terminated, or at any time or from time to time be amended or otherwise modified, prospectively, by the Board of Directors of the Company; provided, however, that no such termination, amendment or modification of the Program shall operate to:

(a)	reduce or terminate the benefit of a Participant participating in the Program at the time of any such termination, amendment, or modification;

(b)	terminate the participation of a Participant participating in the Program at the time of any such termination, amendment, or modification;

(c)	increase the eligibility requirements applicable to a Participant participating in the Program at the time of any such termination, amendment or modification;

(d)	terminate the Program, or reduce or terminate any benefit, or terminate the participation or any rights or benefits, after the occurrence of a Corporate Change Vesting Event, with respect to a Participant or Recipient who was a Participant or Recipient, or became a Participant or Recipient, at the time of the occurrence of such Corporate Change Vesting Event; or

(e)	permit an acceleration of time of payment of a Participant’s benefit under the Program, other than:

(1)	as necessary to comply with a certificate of divestiture, as defined in Section 1043(b)(2) of the Code;

(2)	as necessary to pay Federal Insurance Contribution (“FICA”) taxes and any resulting federal, state, local or foreign income taxes attributable to amounts deferred under the Program, subject to the limitations of Section 1.409A-3(j)(4)(vi) of the Regulations;

(3)	in the event the arrangement fails to meet the requirements of Section 409A of the Code with respect to one or more Participants, and then only in such amount as is included in income of such Participant(s) as a result of such failure;

(4)	due to a termination of the Program that meets the requirements of Section 1.409A-3(j)(4)(ix) of the Regulations; or

(5)	as otherwise may be permitted under Section 409A of the Code.

9.12 Applicable Law. Except to the extent preempted by ERISA or the Code, the laws of the State of Ohio shall govern the Program and any disputes arising thereunder.

9.13 Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.14 Headings. All headings are for convenience only and shall not be used in interpreting any text to which they relate.

9.15 Off-sets for Foreign Currency Benefits. To the extent that a Participant’s supplemental retirement benefit under this Program is subject to reduction or off-set under the provisions of Section 3.03(a) through (i) or Section 3.04(a) through (d) for amounts that are to be paid over the Participant’s life expectancy and which are denominated in a currency other than U.S. Dollars, then for purposes of determining the supplemental retirement benefit payable under this Program, such reduction or off-set amounts shall be converted to the U.S. Dollar equivalent based on the Foreign Exchange Rate. For purposes of this Program, the Foreign Exchange Rate means the fixed exchange rate derived from the two-point average of the Bid/Asked spread of the market implied forward exchange rates as calculated by Bloomberg’s FRD function, or its successor function on the same or comparable financial information system, determined on a weighted average basis for the period beginning at the date of Separation from Service of the Participant and ending on a date estimated to be the Participant ‘s date of death based upon the Mortality Table.